FASTCLICK.COM ONLINE AGREEMENT

Publishers are required to accept this Agreement before account activation can occur. Please read the Agreement. Please see the Glossary for definitions of terms.

1) PARTIES

Pursuant to this Agreement, Fastclick.com, Inc. ("Fastclick.com") of 5385 Hollister Avenue, Santa Barbara, CA 93111, and Publisher shall agree to the following terms and conditions for the receipt of advertising materials ("Creative") from advertising Customers ("Customers") This includes the serving, tracking and reporting of each Campaign made on the Fastclick.com Network (the "Network") to Publisher Websites ("Websites").

2) USE POLICY

a) Membership: Membership in the Fastclick.com Network is subject to prior approval of Fastclick.com. Fastclick.com reserves the right to refuse service to any new or existing Publisher, in its sole discretion, with or without cause. Approval of membership in the Fastclick.com Network is limited only to the specific root URLs for which Publisher has applied for approval. Fastclick.com reserves the right to withhold approval of membership in the Fastclick.com Network based on Website primary language. Fastclick.com reserves the right, in its sole discretion and without liability, to reject, omit or exclude any Publisher or Website for any reason at any time, with or without notice to the Publisher and regardless of whether such Publisher or Website was previously accepted.

b) Representation: Publisher represents and warrants that: (1) it is the owner or is licensed to use the entire contents and subject matter contained in the Website; (2) the Website is free of any "worm", "virus" or other device that could impair or injure any person or entity; (3) the Website does not violate any law or regulation governing false or deceptive advertising, sweepstakes, gambling, comparative advertising, or trade disparagement; (4) the Website does not contain any misrepresentation, or content that is defamatory or violates any rights of privacy or publicity; (5) Publisher is generally familiar with the nature of the Internet and will comply with all laws and regulations that may apply; and (6) the Website does not and will not infringe any copyright, trademark, patent or other proprietary right. Publisher grants Fastclick.com and the customer the right and license to transmit the Creative to the Website.

c) Termination: Fastclick.com reserves the right to terminate any Publisher's relationship with the Fastclick.com Network at any time, with or without cause. Termination notice may be provided via email or any other public means and will be effective immediately. Upon receipt of such termination notice, Publisher agrees to immediately remove from his/her website Fastclick.com's html code for serving Creative from Fastclick.com. Publisher will be paid, in the next scheduled payment


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cycle, all legitimate earnings due up to the time of termination. Upon termination, and in the event that blatant fraudulent activities have been documented in the Fastclick.com server logs, all ties to referrals will be permanently severed and Publisher will not receive future referral commissions.

d) Content: Fastclick.com reserves the absolute right to refuse to affiliate with any Publisher. Fastclick.com does not accept Websites that produce or provide adult content. Fastclick.com does not accept Websites that engage in, promote or facilitate illegal or legally questionable activities such as pirating and hacking. Fastclick.com does not accept Websites that are: under construction, hosted by a free service, personal home pages, or do not own the domain they are under. Fastclick.com ad codes can not be used on Webpages that contain forums, discussion boards, or chat rooms. This Agreement is voidable by Fastclick.com immediately if Publisher fails to disclose, conceals or misrepresents itself in any way. In addition, Fastclick.com may in its complete discretion refuse to serve any Website that it deems appropriate. To insure compliance with this Agreement, any Publishers that change their content after approval for membership MUST notify Fastclick.com of the changes in writing IMMEDIATELY. We prefer you notify us ahead of time of any major changes in content or design. Notices should be sent to members@fastclick.com.

e) Traffic: Fastclick.com reserves the right to terminate Publisher's relationship with Fastclick.com immediately should either (a) the number of Impressions delivered by Publisher total less than 2,500 per month, or (b) the unique Click Through rate equals .25% or less for any fourteen (14) consecutive calendar day period, or (c) Publisher's traffic falls below the threshold established by Fastclick.com from time to time. Fastclick.com reserves the right to change the minimum CTR at any time in response to market pressures.

f) Defaults: Fastclick may not be able to fill 100% of advertising requests sent to its servers with paying ads. Fastclick provides free Publisher-defined default redirects expressly for this reason. If Publisher chooses not to specify a default redirect, Fastclick will display so-called 'house' and 'AdCouncil' ads on Publisher's website when paid advertising is unavailable. Fastclick may display so-called 'house' and 'AdCouncil' ads on any Publisher's website when technical difficulties require it. So-called 'house' and 'AdCouncil' ads are not paid advertising. Under no circumstances does Fastclick guarantee to provide any percent fill of paid advertising to a website.

g) Placement: Creative may NOT be placed on any root URL not specifically approved for membership within the Network. All banner creative must be placed within 500 pixels of the top of the Webpage (above the page scroll/fold). Fastclick pop-under windows can not be launched from websites that launch more than a total of two pop windows. No member will place ads on blank pages, on pages with no content, on top of one another, on non-approved Websites, or in such a fashion that may be deceptive to the visitor. Creative cannot be placed in email messages. Banner creative may NOT be placed on webpages that contain content that is not under direct webmaster control, such as


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message boards and chat rooms. Modifications can be made to align
Creative, change text color, change text size, or change text font. In addition, all Creative must be placed in such a manner that a majority of visitors will notice the Creative.

h) Fraud and Deception: Fastclick.com audits every Publisher's traffic on a daily basis. Publishers that produce commit fraudulent activities, including false clicks, false impressions, and incentivised clicks, will have their account permanently removed from our network and will not be compensated for fraudulent traffic. Additionally, Fastclick reserves the right to register fraudulent Publishers in a global ad network fraud database, for usage by other ad networks. We have several fraud mechanisms at our disposal that will detect most forms within a few days of the initial activity. All proceeds from accounts with fraudulent activity will be refunded to Advertisers. All Fastclick.com Creative must be served from a Fastclick.com server or serving location. Stored images that are loaded from a different location will not count towards any statistic or payment. Publishers agree to not artificially inflate traffic counts using a program (including scripts), device, or other means. Excessive page reloading or any other abuse of our system could result in legal action. No Publisher shall induce visitors to click on Creatives based on incentives, provided, however, that, with the prior approval of Fastclick.com, certain language may appear above or below an advertisement served by Fastclick.com. The following methods of generating visitor interest are unacceptable to Fastclick.com and may be grounds for dismissal from the
Network: use of unsolicited email or inappropriate newsgroup postings to promote your Website; auto-spawning of browsers; automatic redirecting of users; clicking on your own banners; blind text links; misleading links; or any other method that may lead to artificially high numbers of impressions or clicks.

i) Code: Fastclick.com ad codes must be not be modified from original format without consent from Fastclick.com. Publisher agrees to use the ad code provided for displaying Creative not more than ONCE per page view. Ad codes cannot be placed in email messages. Fastclick.com ad codes can not be used on Webpages that contain forums, discussion boards, or chat rooms. Publisher can not alter, copy, modify, take, sell, reuse, or divulge any Fastclick.com computer code, except as is necessary to partake in the Fastclick.com Network, provided, however, with the prior approval of Fastclick.com, a Publisher may, in certain instances, modify the Fastclick.com computer code for purposes of inserting certain pre-approved language above or below an advertisement served by Fastclick.com. Requests for language approval should be sent to members@fastclick.com.

j) Data Reporting (Stats): Fastclick.com is the sole owner of all website, campaign, and aggregate web user data collected by Fastclick.com. Publisher only has access to campaign data that is collected through the use of their inventory. Customers only have access to website and web user data that is collected as part of Customer's campaign.



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k) Contact Information: To insure timely payment, Publishers are responsible for maintaining the correct contact and payment information associated with their account. Payment Profile information must be updated by the last day of the month to be be reflected in the next payment. This must be done online using the Publisher's account. Any and all bank/service fees associated with returned or cancelled payments due to any error in the Publisher contact or payment information are Publisher's responsibility, and will be deducted from re-payment.

3) PAYMENT POLICY

Standard Fastclick payment rate is 65% of gross campaign rate / revenue. Actual campaign rates vary with market conditions. Gross campaign rates are less any payment transaction fees, campaign referral fees, cost-of-money / bad-debt fees, and applicable ad serving fees. Fastclick.com reserves the right to set and negotiate specific payment terms on an individual basis. Publishers will typically be paid within twenty-five (25) business days after the end-of-month. Do not invoice Fastclick; all Publisher invoices are discarded. Publishers will be paid at the account level. All accounts will be settled in US dollars ($US). No checks will be issued for any amounts less than $50US, unless guaranteed payment has been chosen. Guaranteed payments for balances of less than $50US will incur a service charge of $2.50US. Net payments under $1.00 after service charge will not be made and are permanently forfeited. All unpaid earnings will rollover to the next pay period. Any Publisher account that goes unpaid for six (6) months becomes subject to immediate payoff, with service charge, and immediate dismissal from the Fastclick.com Network. Every US-based Publisher account must have a unique taxpayer identification number (TIN). Publishers can not refer themselves as a Publisher or as an Advertiser. Groups of Publishers can not refer each other. All payments are based on actuals as defined, accounted and audited by Fastclick.com. In no event will payments be made on accounts that have not provided proper tax identification information. Fastclick.com, reserves the absolute right not to pay any accounts or Publishers that violate any of the terms and conditions set forth herein. Fastclick.com will be responsible for determining, in its sole and absolute discretion, what acts and omissions violate this policy, and which acts include activity that is deceptive or fraudulent in nature. Examples of such acts may include, without limitation, clicks without referring URLs, extraordinary high numbers of repeat clicks, and clicks from non-approved root URLs.

4) LIABILITY POLICY

a) Indemnification: Publisher is solely responsible for any legal liability arising out of or relating to (i) the content and other material set forth on the Publisher Websites and/or (ii) any content or material to which users can link through the Publisher Websites (other than through an advertisement supplied by Fastclick.com). Publisher hereby agrees to indemnify, defend and hold harmless Fastclick.com and its officers, directors, agents, affiliates and employees from and against all claims, actions, liabilities, losses, expenses, damages, and costs (including, without limitation, reasonable attorneys' fees)

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that may at any time be incurred by any of them by reason of any claims, suits or proceedings (a) for libel, defamation, violation of right of privacy or publicity, copyright infringement, trademark infringement or other infringement of any third party right, fraud, false advertising, misrepresentation, product liability or violation of any law, statute, ordinance, rule or regulation throughout the world in connection with the Publisher Websites (except for advertisements supplied by Fastclick.com); (b) arising out of any material breach by Publisher of any duty, representation or warranty under any agreement with Fastclick.com; or (c) relating to a contaminated file, virus, worm, or Trojan horse originating from the Publisher Websites (other than through an advertisement supplied by Fastclick.com).

b) Damages: In no event shall either party be liable for special, indirect, incidental, or consequential damages, including, but not limited to, loss of data, loss of use, or loss of profits arising thereunder or from the provision of services.

c) Warranty Disclaimer: Fastclick.com and its Customers do not make and hereby expressly disclaim all warranties, express or implied, with respect to any matter whatsoever, including, without limitation, the performance of any software programs incidental to services rendered by Fastclick.com, services provided thereunder, or any output or results thereof. Fastclick.com and its Customers specifically disclaim any implied warranty of merchantability or fitness for a particular purpose.

d) Limitation of Liability: Neither Fastclick.com nor its Customers will be subject to any liability whatsoever for (a) any failure to provide reference or access to all or any part of the Website due to systems failures or other technological failures of Fastclick.com or of the Internet; (b) delays in delivery and/or non-delivery of Creative, including, without limitation, difficulties with a Customer or Creative, difficulties with a third-party server, or electronic malfunction; and (c) errors in content or omissions in any Creative.

5) GENERAL

a) Applicability: In This Agreement, including all attachments which are incorporated herein by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter. Applicable sections shall survive expiration or early termination of this Agreement. Nothing in this Agreement shall be deemed to create a partnership or joint venture between the parties and neither Fastclick.com nor Publisher shall hold itself out as the agent of the other, except for that specified in this Agreement. Neither party shall be liable to the other for delays or failures in performance resulting from causes beyond the reasonable control of that party, including, but not limited to, acts of God, labor disputes or disturbances, material shortages or rationing, riots, acts of war, governmental regulations, communication or utility failures, or casualties. Failure by either party to enforce any provision of this Agreement shall not be deemed a


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waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement shall be effective only if in writing and signed by the parties. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of the Agreement shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect. Headings used in this Agreement are for ease of reference only and shall not be used to interpret any aspect of this Agreement. In addition to terms that are negotiated and documented separately from this Agreement, terms that are automatically generated through the interactive use of the Fastclick.com website Publisher interface are explicitly bound by this Agreement.

b) Public Release: Publisher shall not release any information regarding Campaigns, Creatives, or Publishers relationship with Fastclick.com or its customers, including, without limitation, in press releases or promotional or merchandising materials, without the prior written consent of Fastclick.com. Fastclick.com shall have the right to reference and refer to its work for, and relationship with, Publisher for marketing and promotional purposes. No press releases or general public announcements shall be made without the mutual consent of Fastclick.com and Publisher.

c) Remedy: If any Publisher violates or refuses to partake in their responsibilities, or commits fraudulent activity against us, Fastclick.com reserves the right to withhold payment and take appropriate legal action to cover its damages.

d) Audit: Fastclick.com shall have the sole responsibility for calculation of Publisher earnings, including Impressions and click through numbers. In the event Publisher disagrees with any such calculation, a written request should be sent immediately to Fastclick.com. Fastclick.com will provide Publisher with an explanation or adjustment of the numbers which shall be final and binding.

e) Modifications: Fastclick.com reserves the right to change any conditions of this contract at any time. Members are responsible for complying with any changes to the Fastclick.com Publisher Agreement within 10 business days from the date of change. Fastclick.com will post any changes to this Agreement in the Publisher area of the Fastclick.com Website..

f) Privacy: Publisher shall support Fastclick.com's commitment to protect the privacy of the online community; such commitment is set forth in Fastclick.com's Privacy Statement, which is hereby incorporated into this Agreement.

g) Assignment: Customer may not assign this Agreement, in whole or in part, without written consent from Fastclick.com. Any attempt to assign this Agreement without such consent will be null and void.

h) Governing Law: This Agreement will be governed by and construed in accordance with the laws of the State of California.

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i) Ability to Enter into Agreement: By executing this Agreement,
Publisher warrants that Publisher (or Authorized Representative of Publisher) is at least 18 years of age, and that there is no legal reason that Publisher cannot enter into a binding contract